Exhibit 99.1

Murphy USA Inc. Announces Dividend Increase

EL DORADO, Arkansas, October 24, 2024 – The Board of Directors of Murphy USA Inc. (NYSE: MUSA) today declared a quarterly cash dividend on the Common Stock of Murphy USA Inc. of $0.48 per share, or $1.92 per share on an annualized basis, reflecting a 6.7% increase from the prior quarter. The dividend is payable on December 2, 2024, to stockholders of record as of November 4, 2024.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,700 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The company and its team of nearly 15,000 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters. The company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 214 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Director of Investor Relations and FP&A
Ash.Aulds@murphyusa.com